EXHIBIT 99.2

S&W Seed Announces Pricing of Public
Offering of Common Stock

For Immediate Release

Contact:	Robert Blum, Joe Dorame, Joe Diaz Lytham Partners, LLC 602-889-9700 sanw@lythampartners.com www.lythampartners.com	Matt Szot Chief Financial Officer S&W Seed Company 559-884-2535 www.swseedco.com

FIVE POINTS, California - January 11, 2013 - S&W Seed Company (Nasdaq: SANW) today announced the pricing of an underwritten public offering of 1,400,000 shares of its common stock at a price to the public of $7.50 per share. The Company will receive total gross proceeds of approximately $10.5 million, excluding underwriting discounts and expenses. The Company anticipates using the net proceeds from this offering for working capital and general corporate purposes, which may include future business acquisitions.

Piper Jaffray & Co. is acting as the sole manager for the offering, with Wm. Smith & Co. acting as a financial advisor.

The securities described above are being offered by S&W pursuant to a shelf registration statement previously filed with the Securities and Exchange Commission (SEC) and which is currently effective. A preliminary prospectus supplement and accompanying prospectus related to the offering was filed with the SEC on January 10, 2012. A final prospectus supplement related to the offering will be filed with the SEC and will be available on the SEC's website located at www.sec.gov.  Copies of the preliminary prospectus supplement and the accompanying prospectus relating to this offering may be obtained by contacting Piper Jaffray & Co., Attention: Prospectus Department, 800 Nicollet Mall, Suite 800, Minneapolis, MN 55402, or by telephone at (800) 747-3924, or by e-mail at prospectus@pjc.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About S&W Seed Company

Founded in 1980 and headquartered in the Central Valley of California, S&W Seed Company is a leading producer of warm climate, high yield alfalfa seed varieties, including varieties that can thrive in poor, saline soils, as verified over decades of university-sponsored trials. S&W Seed also offers seed cleaning and processing at its 40-acre facility in Five Points, California and, in 2011, began the commercial launch of its California- based stevia business in response to the growing global demand for the all-natural, zero calorie sweetener from the food and beverage industry. For more information, please visit www.swseedco.com.

Safe Harbor Statement

This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" describe future expectations, plans, results, or strategies and are generally preceded by words such as "may," "future," "plan" or "planned," "will" or "should," "expected," "anticipates," "draft," "eventually" or "projected." You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that actual results may differ materially from those projected in the forward-looking statements as a result of various factors and other risks identified in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2012, and other filings made by the Company with the SEC.